FORM 4
[ ]Check box if no longer             U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                      Washington, D.C. 20549
   Form 4 or Form 5 obligations
   may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person |2. Issuer Name and Ticker or Trading
Perlmutter       Norman                 |   Symbol
(Last)          (First)        (Middle) | Chris-Craft Industries, Inc. (CCN)
         Perlmutter Investment Co.      | -----------------------------------
          614 Laurel Avenue             | 3. IRS or Social Security Number
               (Street)                 |    of Reporting Person (Voluntary)
Highland Park   IL               60035  |
(City)        (State)            (Zip)  |
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4. Statement of Month/Year |  5. If Amendment, Date of Original (Month/Year)
     4/01                  |
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6. Relationship of Reporting Person | 7. Individual or Joint/Group Filing
    to Issuer (Check all applicable)|
                                    |   X  Form filed by one Reporting Person
    x  Director          10% Owner  |  ---
   ---               ---            |      Form filed by more than one
       Officer           Other      |  --- Reporting Person
   --- (give title   --- (specify   |
       below)            below)     |
                                    |
                                    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities        5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)        Securities          Form:           Indirect
                          (Month/Day/Year)   (Instr. 8)         or Disposed         Beneficially        Direct (D)      Beneficial
                                                               of (D) (Instr.       Owned at End        Indirect (I)    or Ownership
                                             Code   V           3,4, and 5)         of Month           (Instr. 4)      (Instr. 4)
                                                                                   (Instr. 3 and 4)
                                                           Amount    (A)  Price
                                                                      or
                                                                     (D)
Common stock              04/12/01           M              5967     A    38.2050                     D
Common stock              04/12/01           M              5967     A    39.2367                     D
Common stock              04/12/01           M              5967     A    53.2567                     D
Common stock              04/12/01           M              5967     A    45.6311                     D
Common stock              04/11/01           S             23868     D    65.6125   26142             D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned (e.g. puts,
                                    calls, warrants, options, convertible
                                    securities)

1. Title of            2. Conversion or     3. Transaction  4. Transaction  5. Number of        6. Date
   Derivative             Exercise Price       Date            Code            Derivative          Exercisable
   Security               of Derivative        (Month/                         Securities          and Expiration
                          Security             Day/Year)                       Acquired (A)        Date
                                                                               or Disposed         (Month/Day/Year)
                                                                               of (D)              Date         Expiration
                                                               Code  V         (A)      (D)        Exercisable  Date
Director stock option
  (right to buy)          38.2050              04/12/01        M               --       5967       04/25/96     04/24/01
Director stock option
  (right to buy)          39.2367              04/12/01        M               --       5967       05/06/97     05/05/02
Director stock option
  (right to buy)          53.2567              04/12/01        M               --       5967       05/05/98     05/02/03
Director stock option
  (right to buy)          45.6311              04/12/01        M               --       5967       05/04/99     05/03/04

7. Title and Amount of       8. Price of             9. Number of            10. Ownership     11. Nature
   Underlying Securities        Derivative              Derivative               Form of           of
                                Security                Securities               Derivative        Indirect
                                                        Beneficially             Security:         Beneficial
                                                        Owned at End             Direct (D)        Ownership
                                                        of Month                 or
                                                                                 Indirect (I)
Title           Number
                of Shares
Common stock    5967         --                         -0-                      D
Common stock    5967         --                         -0-                      D
Common stock    5967         --                         -0-                      D
Common stock    5967         --                         -0-                      D

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Explanation of Responses:


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




   /s/Norman Perlmutter                         May 7, 2001
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   Signature of Reporting Person                    Date